Exhibit 99.1

Broadridge Acquires Financial Advisor Solutions Provider Emerald Connect

— Expands offerings into growing wealth advisor market —

LAKE SUCCESS, N.Y., Feb. 26, 2014 – Broadridge Financial Solutions, Inc. (NYSE:BR), the leading technology-driven solutions provider for financial services firms globally, today announced it has acquired Emerald Connect, LLC, a leading provider of websites and related communications solutions for financial advisors, from StoneRiver Group, L.P. for $60 million in cash, excluding adjustments for net working capital acquired.

Emerald Connect’s website solutions, as well as its customized branding, marketing, retention and client communication tools will be integrated with Broadridge’s existing Forefield suite of sales, education and client communications capabilities to create the industry’s leading financial advisor client communications solution. Broadridge’s enhanced offering enables financial advisors to grow their businesses more efficiently by providing a comprehensive solution encompassing branding, prospecting and client service needs.

“The Emerald Connect and Forefield solutions create a unique and robust combination of marketing and communications tools at a time when the number of independent advisors is on the rise,” said Robert Schifellite, President, Investor Communication Solutions (ICS), Broadridge. “Our consolidated offering will reach nearly 100,000 advisors and uniquely positions Broadridge to deliver additional practice management and productivity tools to these financial professionals,” he concluded.

Broadridge provides a range of solutions to the advisor market including advisor websites, educational content and delivery, marketing communications, client on-boarding, retirement plan solutions, performance reporting, and aggregation of held-away assets.

“We’re very excited to become part of Broadridge and to be a key contributor in the expansion of their advisor-facing product strategy. We look forward to driving this growth as we bring our platforms together to create a unique marketing and communications solution,” said Paul Peterson, President, Emerald Connect.

“Our acquisition of Forefield more than three years ago proved to be a successful expansion into the advisor market. Forefield’s educational content and delivery expertise, together with Emerald Connect’s market-leading websites and other marketing tools will provide a unified resource enabling advisors to truly differentiate themselves as they grow their businesses,” said Andrew Besheer, President, Customer Communications, a unit within Broadridge’s ICS business segment. Mr. Besheer will be responsible for the consolidated businesses.

Emerald Connect, LLC, with offices in San Diego, and Duluth, Minn., employs more than 120 people.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

About Emerald Connect, LLC

For more than 27 years, Emerald Connect has been the premier provider of solutions-based marketing and technology tools for the financial services industry. Emerald’s product lines include mobile-responsive, content-rich websites, client newsletters, topic-specific seminars, social media content, targeted email marketing, and direct-mail support services that set the benchmark for the industry. Emerald’s goal as a marketing partner is to help advisors achieve success in prospecting for new business, retaining existing clients, branding their practices, and building profitable businesses.

About StoneRiver Group

StoneRiver Group, L.P. is a leading provider of outsourcing solutions to the insurance industry. StoneRiver Group is owned by funds managed by Stone Point Capital and Fiserv, Inc.

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Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

(516) 472-5491

david.ng@broadridge.com

Media Contacts:

Linda Namias

Broadridge Financial Solutions, Inc.

(631) 254-7711

linda.namias@broadridge.com

Jenna Focarino

The Torrenzano Group

(212) 681-1700 x115/(845) 893-7586

jfocarino@torrenzano.com